Exhibit 10.K

WORLD HEADQUARTERS

Human Resources & Public Affairs

P. O. Box 245008, Milwaukee, WI 53224-9508

Telephone: 414-359-4100

December 9, 2003

UPS OVERNIGHT

Mr. Paul Jones

12 Forest Gate Circle

Oak Brook, IL 60523

Dear Paul:

This letter amends my offer of employment letter to you dated November 25, 2003 (for the position of President and Chief Operating Officer of A. O. Smith Corporation) as follows:

Paragraph 1 – Rewrite

“This letter will serve to confirm our offer of employment extended to you today for the position of President and Chief Operating Officer for A. O. Smith Corporation. As we discussed the reason for creating this position and asking you to join A. O. Smith is to provide for an orderly succession plan for replacing Bob OToole as CEO when he retires. Your starting annual base salary will be $600,000. Other compensation and benefit items included in this offer of employment are as follows:” (end of rewrite).

Paul, we are delighted with your decision to join A. O. Smith. I really believe you’ll find the company, including its employees, culture and values a wonderful environment in which to work. I personally look forward to working with you in your new assignment.

See you on January 5, 2004 !!

Very truly yours,

A. O. SMITH CORPORATION

/s/ Edward J. O’Connor
Edward J. O’Connor
Vice President
Human Resources & Public Affairs

EJO/lb

Enclosures

WORLD HEADQUARTERS

Human Resources & Public Affairs

P. 0, Box 245008, Milwaukee, WI 53224-9508

Telephone: 414-359-4100

November 25, 2003

UPS OVERNIGHT

Mr. Paul Jones

15943 Roseto Way

Naples, Florida 34110

Dear Paul:

This letter will serve to confirm our offer of employment extended to you today for the position of President and Chief Operating Officer for A. O. Smith Corporation. Your starting annual base salary will be $550,000. Other compensation and benefit items included in this offer of employment are as follows:

•

You will be a participant in the Company’s annual executive bonus plan. Payout under this plan is contingent upon the Company’s achieving targeted goals. Bonus payouts under the Executive Plan for this level position can reach 125% of base salary and have averaged 101% since 1994.

•

You will be a participant in the Company’s Executive Stock Option Plan. You will be eligible for a grant of approximately 44,000 shares of stock with a per share option price equal to the fair market value of the stock on the date you begin employment. This grant has a value of $1,500,000 based on current market price. This stock option is a ten-year plan involving a one-year waiting period then a trailing nine-year period to exercise.

•

You will be a participant in the Executive Restricted Stock Award Program. This program is intended to assist the Executive to the required level of stock ownership. Paul, with your start of employment, you will be awarded 25,000 shares of A. O. Smith stock under the Restricted Stock Award program. These shares vest one-third each year over three years (i.e., at the end of the first year, you will vest in 8,333 shares).

•	You will be provided with a Company car.

•	You will be eligible for the Company’s financial counseling program for executives which includes assistance in tax planning and preparation.

•

The Company will pay the fees and dues for membership in a club that is suitable for business use. As the dues are considered compensation for income tax purposes, we will pay you additional salary at year-end to reimburse you for this imputed income.

•

Our Executive Life Insurance program provides a minimum of three times your base annual salary while an active employee and one times final salary in insurance during retirement. The Life Insurance program also provides a limited amount of funding for the Executive Supplemental Pension Plan.

•

Travel Accident Insurance is three times your base annual salary. In addition, you will be given an option to purchase Supplemental Life Insurance for yourself and Dependent Life Insurance for your spouse.

•

The A. O. Smith Health Protection Plan is a Preferred Provider Option (PPO) which pays between 80 to 85% of the normal cost of health care depending on the plan option selected. Our 85% coverage plan (Plan A) requires a $165/month before tax contribution for employee and dependent coverage. Coverage is effective the first day of employment.

•	Income Protection, if disabled, is six months full Salary Continuation, followed by Long-Term Disability which is 66 & 2/3% if base salary.

•	Dental Insurance is effective on your first day of employment and requires a $19.50 per month before tax contribution for employee and dependent coverage.

•	Your vacation eligibility, starting in 2004, will be four (4) weeks.

•	We enjoy ten paid holidays at World Headquarters.

•

We offer a Profit Sharing retirement Plan to salaried employees. You may invest from 1% to 16% (13% for highly compensated) in a choice of seven diverse investment funds. The Company match is a guaranteed $.35 on the dollar on the first 6% of your income and could reach an additional $1.05 on the dollar, depending on A. O. Smith’s earnings for the year.

•	The A. O. Smith Pension Plan is paid for by the Company and offers retirement benefits based on salary history and length of service. Vesting in the Pension Plan is five years.

•	You are eligible for an annual Executive physical.

•	You are eligible for tuition refund for prior approved courses.

Paul, we can discuss your relocation plans from the Chicago area to Milwaukee. If there is a need for a temporary living period in advance of your spouse’s relocation, the Company will work with you to tailor a program that helps cover your added costs.

Following any temporary living period that may be required and commensurate with your spouse’s move to Milwaukee, the following are the key elements of the Company’s moving and relocation program:

•	You will be offered the services of a local relocation assistance service.

•	You will receive a relocation allowance of two months’ salary intended to cover incidental expenses of the move.

•	Travel expense for you and your spouse is covered on your move to Milwaukee.

•

The costs associated with moving your household furnishings and personal property, including insurance and in-transit storage for up to 180 days are covered, if you reside in temporary quarters awaiting possession of a house or an apartment.

•

You are eligible for A. O. Smith’s Home Purchase Program, provided you purchase a new residence within six months of your move to Milwaukee. Our contractor will make an offer on your home based on the average of two market value appraisals. You have 60 days to accept the offer and if you do, the contractor will cover all the attendant costs of selling your home. If you find a buyer who offers more than the contractor, you may assign the buyer to the contractor to take care of the attendant costs and closing procedure. If this buyer’s offer is greater than the contractor’s, you will receive the higher amount.

•	If you elect to sell your own home, you may receive reimbursement for the real estate commission charged by the Broker.

•	You are eligible for mortgage interest differential allowance (MIDA), if your new interest rate is higher than your old rate.

•

If you are reimbursed for home purchase, real estate commission, MIDA or moving allowance, you must sign an agreement stating that you will reimburse the Company for the costs of the benefit if you voluntarily terminate employment with the Company within 365 days.

I am also enclosing an information brochure on Salaried Benefit Plans which offers more detail on these programs.

Paul, a special severance provision is included in this employment offer in the unlikely case that it would be necessary. The severance benefit would be applicable in the event of your termination by the Company except if such termination is “for cause” (i.e. dishonesty, insubordination, etc.). Under this severance benefit the Company will extend both your salary and insurance benefits for a period of eighteen (18) months following the date of termination.

Paul, a substance abuse test is a requirement of employment with A. O. Smith. Please contact Ellen Luby, Manager, Corporate Human Resources, (414) 359-4131 to assist you in arranging this procedure.

As we discussed, the Company will additionally include a $50,000 employment bonus (payable following your start of employment) in recognition of your terminating a current Board assignment.

After you have had a chance to review this letter, please give me a call and we can cover further details. Paul, we are delighted to be in a position to offer you this opportunity to join our Company and if there is anything we can do to help in your decision making, please don’t hesitate to ask.

Very truly yours,

A. O. SMITH CORPORATION

/s/ Edward J. O’Connor
Edward J. O’Connor
Vice President Human Resource & Public Affairs

EJO/lb

Enclosures